Exhibit 10.1

AMENDMENT TO

RESTRICTED STOCK AWARD AGREEMENT

THIS AMENDMENT, made and entered into entered into the 22nd day of May, 2006, by and between Greater Bay Bancorp (the “Company”) and «Fname» «Lname» (the “Grantee”) amends the Restricted Stock Award Agreement dated March 22, 2005, by and between the Company and the Grantee (the “Award Agreement”). This Amendment amends the Award Agreement only in the respect set forth below.

Subsection (g) is added to the end of Section 6 of the Award Agreement to read as follows:

(b)	Accelerated Lapse of Restrictions. Notwithstanding the foregoing provisions of this Award, the Restrictions shall lapse with respect to 100% of the Shares covered by this Award on May 22, 2006.

All other terms, conditions and provisions of the Award Agreement shall remain unchanged.

Executed on, and effective as of, the date specified above.

GREATER BAY BANCORP

By:

[NAME OF GRANTEE]